Exhibit 12.2
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                                                   HRPT PROPERTIES TRUST
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                  (dollars in thousands)


                                                                                 Year Ended December 31,
                                                      ---------------------------------------------------------------------------
                                                           2001            2000            1999           1998          1997
                                                      ---------------------------------------------------------------------------
Earnings:
   Income before equity in earnings (loss) of
     equity investments and extraordinary item
                                                           $89,659        $110,086        $116,638       $136,756        $97,230
  Fixed charges before preferred distributions
                                                            91,305         104,337          91,420         66,612         38,703
  Distributions from equity investments                     26,651          30,294          18,606         10,320          9,640
  Capitalized interest                                        (787)         (1,680)         (1,488)          (447)          (165)
                                                      ---------------------------------------------------------------------------
Adjusted Earnings                                         $206,828        $243,037        $225,176       $213,241       $145,408
                                                      ===========================================================================

Fixed Charges:
  Interest expense                                         $87,075        $100,074         $87,470        $64,326        $36,766
  Amortization of deferred financing costs                   3,443           2,583           2,462          1,839          1,772
  Capitalized interest                                         787           1,680           1,488            447            165
  Preferred distributions                                   16,842              --              --             --             --
                                                      ---------------------------------------------------------------------------
Total Fixed Charges                                       $108,147        $104,337         $91,420        $66,612        $38,703
                                                      ===========================================================================

Ratio of Earnings to Combined Fixed Charges
  and Preferred Distributions                                 1.9x            2.3x            2.5x           3.2x           3.8x
                                                      ===========================================================================
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